UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2017

AVANT DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54004	98-0599151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

217 Perry Parkway, Suite 8

Gaithersburg, MD 20877

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (732) 410-9810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2017, Avant Diagnostics, Inc. (the “Company”) accepted the resignation of Philippe Goix as the Company’s chief executive officer and director, effective immediately. There was no disagreement or dispute between Dr. Goix and the Company which led to his resignation.

On December 11, 2017, the Company appointed Scott VanderMeer as the Company’s chief financial officer on an interim basis.  Mr. VanderMeer will serve as the Company’s principal executive and principal financial officer. Mr. VanderMeer does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer. There is no understanding or arrangement between Mr. VanderMeer and any other person pursuant to which Mr. VanderMeer was selected as an executive officer. Mr. VanderMeer is the founder of Infusion 51a L.P. and International Infusion LP (collectively, the “Investors”), both of whom have participated in private placements in the Company since November 2016. Except as set forth above, there are no transactions in which Mr. VanderMeer has an interest requiring disclosure under Item 404(a) of Regulation S-K. Prior to his appointment as an executive officer, since July 2017, Mr. VanderMeer served as a consultant to the Company. Mr. VanderMeer has been brought on to help facilitate the cleanup of the current balance sheet with legacy AP, assist with the Company’s audit, and work towards up listing the company to a national exchange. Mr. VanderMeer has not entered into any material plan, contract or arrangement in connection with his appointment as an executive officer.

Mr. VanderMeer has been the founder and Managing Partner of Infusion 51a, LP which is a fund that restructures companies with impediments, CFO of VC firm International Infusion LP, and CFO, Founder, and Director of Vivacitas Oncology Inc. an oncology therapeutic company since December 2014, February 2014 and August 2015, respectively. Mr. VanderMeer has been instrumental in the development and expansion of International Infusion’s current portfolio, leveraging key business development relationships, both domestic and international. Mr. VanderMeer has managed the firm’s research committee, focusing on vetting potential projects across an array of sectors. Mr. VanderMeer is responsible for activities at each of these entities as they relate to finance, accounting, bookkeeping, working with administrators, corporate communication, and working through audits to completion. Mr. VanderMeer graduated from the University of Illinois at Chicago with a B.S. in Business Marketing and an M.B.A with a concentration in Real Estate.

On December 15, 2017, the Company entered into a Separation and Release Agreement (the “Separation Agreement”) with Philippe Goix, the Company’s former Chief Executive Officer, pursuant to which Dr. Goix’s status as chief executive officer and director of the Company ended effective December 4, 2017. Pursuant to the Agreement, upon the occurrence of a Triggering Event (as defined in the Separation Agreement), the Company shall pay Dr. Goix a lump sum cash payment of $27,346.84 within three (3) business days of the date such Triggering Event occurs. The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1. Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit
10.1	Settlement Agreement, dated December 15, 2017, by and between Avant Diagnostics, Inc. and Philippe Goix

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT DIAGNOSTICS, INC.

Dated: December 18, 2017	By:	/s/ Scott VanderMeer
Scott VanderMeer Interim Chief Financial Officer